PRICING SUPPLEMENT dated October 30, 2024

(To the Prospectus dated May 23, 2022,

the Prospectus Supplement dated June 27, 2022,

the Product Supplement No. WF-2 dated November 1, 2022 and the Underlying Supplement dated June 27, 2022)

Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-265158
Barclays Bank PLC Global Medium-Term Notes, Series A
$1,808,000 Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to an Index Basket due August 4, 2027

■  Linked to an equally weighted basket composed of the Dow Jones Industrial Average®, the EURO STOXX 50® Index, the TOPIX® Index and the FTSE® 100 Index (the “Basket”)

■  Unlike ordinary debt securities, the notes do not pay interest. Instead, the notes provide for a maturity payment amount that may be greater than or equal to the principal amount of the notes, depending on the performance of the Basket from the starting level to the ending level. The maturity payment amount will reflect the following terms:

■  If the level of the Basket increases, you will receive the principal amount plus a positive return equal to 100% of the percentage increase in the level of the Basket from the starting level to the ending level, subject to a maximum return at maturity of 18.00% of the principal amount. As a result of the maximum return, the maximum maturity payment amount will be $1,180.00 per note.

■  If the level of the Basket remains flat or decreases, you will receive the principal amount, but you will not receive any positive return on your investment.

■  Repayment of principal at maturity regardless of Basket performance (subject to issuer credit risk)

■  Any payment on the notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page PS-6 of this pricing supplement) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the notes. See “Selected Risk Considerations” and “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

■  No periodic interest payments or dividends

■  No exchange listing; designed to be held to maturity

See “Additional Information about the Issuer and the Notes” on page PS-4 of this pricing supplement. The notes will have the terms specified in the prospectus dated May 23, 2022, the prospectus supplement dated June 27, 2022, the product supplement no. WF-2 dated November 1, 2022 and the underlying supplement dated June 27, 2022, as supplemented or superseded by this pricing supplement.

The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” on page PS-9 herein, “Risk Factors” beginning on page PS-3 of the product supplement and “Risk Factors” beginning on page S-9 of the prospectus supplement.

The notes constitute our unsecured and unsubordinated obligations. The notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of the notes. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any of the notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

Notwithstanding and to the exclusion of any other term of the notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the notes (or the trustee on behalf of the holders of the notes), by acquiring the notes, each holder and beneficial owner of the notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-6 of this pricing supplement.

	Original Offering Price(1)	Agent Discount(2), (3)	Proceeds to Barclays Bank PLC
Per Note	$1,000.00	$30.75	$969.25
Total	$1,808,000	$55,596	$1,752,404
(1)	Our estimated value of the notes on the pricing date, based on our internal pricing models, is $943.50 per note. The estimated value is less than the original offering price of the notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-5 of this pricing supplement.

(2)	Wells Fargo Securities, LLC (“WFS”) and Barclays Capital Inc. are the agents for the distribution of the notes and are acting as principal. The agent will receive an underwriting discount of $30.75 per note. Barclays Capital Inc. will sell the notes to WFS at the original offering price of the notes less a concession of $30.75 per note. WFS may provide dealers, which may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), with a selling concession of $20.00 per note. In addition to the concession allowed to WFA, WFS may pay $0.75 per note of the agent’s discount to WFA as a distribution expense fee for each note sold by WFA. See “Terms of the Notes—Supplemental Plan of Distribution” in this pricing supplement for further information.

(3)	In respect of certain notes sold in this offering, Barclays Capital Inc. may pay a fee of up to $3.00 per note to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

Wells Fargo Securities	Barclays Capital Inc.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to an Index Basket due August 4, 2027

Terms of the Notes

Issuer:	Barclays Bank PLC
Market Measures[1]:	An equally weighted basket (the “Basket”) consisting of the Dow Jones Industrial Average® (the “INDU Index”), the EURO STOXX 50® Index (the “SX5E Index”), the TOPIX® Index (the “TPX Index”) and the FTSE® 100 Index (the “UKX Index”) (each referred to as a “Basket Component,” and collectively as the “Basket Components”)
Basket Component	Bloomberg Ticker Symbol	Weighting	Starting Component Level(a)
INDU Index	INDU<Index>	25%	42,141.54
SX5E Index	SX5E<Index>	25%	4,885.75
TPX Index	TPX<Index>	25%	2,703.72
UKX Index	UKX<Index>	25%	8,159.63
(a) With respect to each Basket Component, the closing level of that Basket Component on the pricing date
Pricing Date:	October 30, 2024
Issue Date:	November 4, 2024
Calculation Day[2]:	July 30, 2027
Stated Maturity Date[2]:	August 4, 2027
Principal Amount:	$1,000 per note. References in this pricing supplement to a “note” are to a note with a principal amount of $1,000.
Maturity Payment Amount:

On the stated maturity date, you will be entitled to receive a cash payment per note in U.S. dollars equal to the maturity payment amount. The “maturity payment amount” per note will equal:

•    if the ending level is greater than the starting level, $1,000 plus the lesser of:

(i)       $1,000 × basket return × upside participation rate; and

(ii)       the maximum return; or

•    if the ending level is less than or equal to the starting level: $1,000

Any payment on the notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the notes.

Maximum Return:	The “maximum return” is 18.00% of the principal amount ($180.00 per note). As a result of the maximum return, the maximum maturity payment amount will be $1,180.00 per note.
Upside Participation Rate:	100%
Basket Return:	The “basket return” is the percentage change from the starting level to the ending level, measured as follows: ending level – starting level starting level
Starting Level:	100.00
Ending Level:	The “ending level” will be calculated based on the weighted returns of the Basket Components and will be equal to the product of (i) 100 and (ii) an amount equal to 1 plus the sum of: (A) 25% times the component return of the INDU Index; (B) 25% times the component return of the SX5E Index; (C) 25% times the component return of the TPX Index; and (D) 25% times the component return of the UKX Index.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to an Index Basket due August 4, 2027

Component Return:

The “component return” with respect to each Basket Component is the percentage change from its starting component level to its ending component level, measured as follows:

ending component level – starting component level

starting component level

Ending Component Level:	The “ending component level” of a Basket Component will be its closing level on the calculation day.
Closing Level:	“Closing level” has the meaning set forth under “General Terms of the Notes—Certain Terms for Notes Linked to an Index—Certain Definitions” in the product supplement.
Additional Terms:	Terms used in this pricing supplement, but not defined herein, will have the meanings ascribed to them in the product supplement, provided that terms used in this pricing supplement, but not defined herein or in the product supplement, will have the meanings ascribed to them in the prospectus supplement.
Calculation Agent:	Barclays Bank PLC
Tax Considerations:	For a discussion of the tax considerations relating to ownership and disposition of the notes, see “Tax Considerations.”
Denominations:	$1,000 and any integral multiple of $1,000
CUSIP / ISIN:	06745Y5G3 / US06745Y5G36
Supplemental Plan of Distribution:

Wells Fargo Securities, LLC (“WFS”) and Barclays Capital Inc. will act as agents for the notes. The agent will receive an underwriting discount of $30.75 per note. Barclays Capital Inc. will sell the notes to WFS at the original offering price of the notes less a concession of $30.75 per note. WFS may provide dealers, which may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), with a selling concession of $20.00 per note. In addition to the concession allowed to WFA, WFS may pay $0.75 per note of the agent’s discount to WFA as a distribution expense fee for each note sold by WFA.

In addition, in respect of certain notes sold in this offering, Barclays may pay a fee of up to $3.00 per note to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

Barclays Bank PLC or its affiliate will enter into swap agreements or related hedge transactions with one of its other affiliates or unaffiliated counterparties in connection with the sale of the notes. If WFS, Barclays Capital Inc. or an affiliate of either agent participating as a dealer in the distribution of the notes conducts hedging activities for Barclays Bank PLC in connection with the notes, such agent or participating dealer will expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any discount, concession or fee received in connection with the sale of the notes to you. This additional projected profit may create a further incentive for the agents or participating dealers to sell the notes to you.

We expect that delivery of the notes will be made against payment for the notes on the issue date, which is more than one business day following the pricing date. Notwithstanding anything to the contrary in the accompanying prospectus supplement, under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, effective May 28, 2024, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement and should consult their own advisor.

___________________

1 If a Basket Component is discontinued or if the sponsor of a Basket Component fails to publish that Basket Component, the calculation agent may select a successor index or, if no successor index is available, will calculate the value to be used as the closing level of that Basket Component. In addition, the calculation agent will calculate the value to be used as the closing level of a Basket Component in the event of certain changes in or modifications to that Basket Component. For more information, see “General Terms of the Notes—Certain Terms for Notes Linked to an Index—Adjustments to an Index” and “—Discontinuance of an Index” in the accompanying product supplement.

2 If the calculation day is not a trading day with respect to any Basket Component, the calculation day for each Basket Component will be postponed to the next succeeding day that is a trading day with respect to each Basket Component. The calculation day will also be postponed for any Basket Component if a market disruption event occurs with respect to that Basket Component on the calculation day as described under “General Terms of the Notes—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Notes Linked to Multiple Market Measures” in the accompanying product supplement. In addition, the stated maturity date will be postponed if that day is not a business day or if the calculation day is postponed as described under “General Terms of the Notes—Payment Dates” in the accompanying product supplement.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to an Index Basket due August 4, 2027

Additional Information about the Issuer and the Notes

You should read this pricing supplement together with the prospectus dated May 23, 2022, as supplemented by the prospectus supplement dated June 27, 2022 relating to our Global Medium-Term Notes, Series A, of which these notes are a part, the product supplement no. WF-2 dated November 1, 2022 and the underlying supplement dated June 27, 2022. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes.

To the extent the information or terms in this pricing supplement are different from or inconsistent with the information or terms in the prospectus, prospectus supplement, product supplement or underlying supplement, the information and terms in this pricing supplement will control. To the extent the information or terms in the product supplement are different from or inconsistent with the information or terms in the prospectus or prospectus supplement, the information and terms in the product supplement will control.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated May 23, 2022: http://www.sec.gov/Archives/edgar/data/312070/000119312522157585/d337542df3asr.htm

•	Prospectus Supplement dated June 27, 2022: http://www.sec.gov/Archives/edgar/data/0000312070/000095010322011301/dp169388_424b2-prosupp.htm

•	Product Supplement No. WF-2 dated November 1, 2022: http://www.sec.gov/Archives/edgar/data/312070/000095010322018915/dp183513_424b2-wf2.htm

•	Underlying Supplement dated June 27, 2022: http://www.sec.gov/Archives/edgar/data/0000312070/000095010322011304/dp169384_424b2-underl.htm

Our SEC file number is 1-10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to an Index Basket due August 4, 2027

Additional Information Regarding Our Estimated Value of the Notes

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date is based on our internal funding rates. Our estimated value of the notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the notes on the pricing date is less than the original offering price of the notes. The difference between the original offering price of the notes and our estimated value of the notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the notes, the estimated cost that we may incur in hedging our obligations under the notes, and estimated development and other costs that we may incur in connection with the notes.

Our estimated value on the pricing date is not a prediction of the price at which the notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately three months after the initial issue date of the notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the notes and other costs in connection with the notes that we will no longer expect to incur over the term of the notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the notes and/or any agreement we may have with the distributors of the notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-9 of this pricing supplement.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to an Index Basket due August 4, 2027

Consent to U.K. Bail-in Power

Notwithstanding and to the exclusion of any other term of the notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the notes (or the trustee on behalf of the holders of the notes), by acquiring the notes, each holder and beneficial owner of the notes acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the notes such shares, securities or obligations); (iii) the cancellation of the notes and/or (iv) the amendment or alteration of the maturity of the notes, or amendment of the amount of interest or any other amounts due on the notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the notes further acknowledges and agrees that the rights of the holders or beneficial owners of the notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—Risks Relating to the Issuer—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to an Index Basket due August 4, 2027

Investor Considerations

The notes are not appropriate for all investors. The notes may be an appropriate investment for you if all of the following statements are true:

▪	You do not seek an investment that produces periodic interest or coupon payments or other sources of current income.

▪	You anticipate that the ending level will be greater than the starting level, and you are willing and able to accept the risk that, if it is not, you will receive only the principal amount of your notes at maturity.

▪	You are willing and able to accept that any potential return on the notes is limited to the maximum return.

▪	You are willing and able to accept the risks associated with an investment linked to the performance of the Basket, as explained in more detail in the “Selected Risk Considerations” section of this pricing supplement.

▪	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the securities composing the Basket Components, nor will you have any voting rights with respect to the securities composing the Basket Components.

▪	You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the notes to maturity.

▪	You are willing and able to assume our credit risk for all payments on the notes.

▪	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The notes may not be an appropriate investment for you if any of the following statements are true:

▪	You seek an investment that produces periodic interest or coupon payments or other sources of current income.

▪	You anticipate that the ending level will be less than or equal to the starting level, or you are unwilling or unable to accept the risk that, if it is, you will receive only the principal amount of your notes at maturity.

▪	You seek an investment with uncapped exposure to any positive performance of the Basket.

▪	You are unwilling or unable to accept the risks associated with an investment linked to the performance of the Basket, as explained in more detail in the “Selected Risk Considerations” section of this pricing supplement.

▪	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the securities composing the Basket Components.

▪	You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the notes to maturity.

▪	You are unwilling or unable to assume our credit risk for all payments on the notes.

▪	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The considerations identified above are not exhaustive. Whether or not the notes are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the notes in light of your particular circumstances. You should also review carefully the “Selected Risk Considerations” beginning on page PS-9 of this pricing supplement and the “Risk Factors” beginning on page PS-3 of the accompanying product supplement and the “Risk Factors” beginning on page S-9 of the accompanying prospectus supplement for risks related to an investment in the notes. For more information about the Basket and the Basket Components, please see the sections titled “The Dow Jones Industrial Average®,” “The EURO STOXX 50® Index,” “The TOPIX® Index” and “The FTSE® 100 Index” below.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to an Index Basket due August 4, 2027

Determining the Maturity Payment Amount

On the stated maturity date, you will receive a cash payment per note (the maturity payment amount) calculated as follows:

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to an Index Basket due August 4, 2027

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket or its components. Some of the risks that apply to an investment in the notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the notes generally in the “Risk Factors” sections of the product supplement and prospectus supplement. You should not purchase the notes unless you understand and can bear the risks of investing in the notes.

Risks Relating to the Notes Generally

•	You May Not Receive Any Positive Return On Your Investment In The Notes — Any amount you receive on the notes at stated maturity in excess of the principal amount will depend on the percentage increase, if any, in the ending level of the Basket relative to the starting level. Because the level of the Basket will be subject to market fluctuations, the ending level may be less than the starting level, in which case you will receive only the principal amount of your notes at stated maturity. Even if the ending level is greater than the starting level, the amount you receive at stated maturity may be only slightly greater than the principal amount, and your yield on the notes may be less than the yield you would earn if you bought a traditional interest-bearing debt security of Barclays or another issuer with a similar credit rating with the same stated maturity date.

•	Your Return Will Be Limited To The Maximum Return And May Be Lower Than The Return On A Direct Investment In The Securities Composing The Basket Components — The opportunity to participate in the possible increases in the level of the Basket through an investment in the notes will be limited because any positive return on the notes will not exceed the maximum return, regardless of any increase in the level of the Basket, which may be significant. Therefore, your return on the notes may be lower than the return on a direct investment in the Basket Components. Furthermore, the effect of the upside participation rate will be progressively reduced for all ending levels exceeding the ending level at which the maximum return is reached.

•	Correlation (Or Lack Of Correlation) Of Performances Among The Basket Components May Adversely Affect Your Return On The Notes, And Changes In The Levels Of The Basket Components May Offset Each Other — “Correlation” is a measure of the degree to which the returns of a pair of assets are similar to each other over a given period in terms of timing and direction. Movements in the levels of the Basket Components may not correlate with each other. At a time when the level of one Basket Component increases, the level of another Basket Component may not increase as much, or may even decline. Therefore, in calculating the Basket Components’ performance on the calculation day, an increase in the level of a Basket Component may be moderated, or wholly offset, by a lesser increase or by a decline in the level of another Basket Component. In addition, however, high correlation of movements in the levels of the Basket Components could adversely affect your return on the notes during periods of negative performance of the Basket Components. Changes in the correlation of the Basket Components may adversely affect the market value of the notes.

•	No Periodic Interest Will Be Paid On The Notes — No periodic payments of interest will be made on the notes.

•	Any Payment On The Notes Will Be Determined Based On The Closing Levels Of The Basket Components On The Dates Specified — Any payment on the notes will be determined based on the closing levels of the Basket Components on the dates specified. You will not benefit from any more favorable levels of the Basket Components determined at any other time.

•	Owning The Notes Is Not The Same As Owning The Securities Composing Any Or All Of The Basket Components — The return on your notes may not reflect the return you would realize if you actually owned the securities composing any or all of the Basket Components. For instance, as a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or any other rights that holders of the securities composing any Basket Component would have.

•	No Assurance That The Investment View Implicit In The Notes Will Be Successful — It is impossible to predict whether and the extent to which the level of the Basket will rise or fall. There can be no assurance that the ending level will be greater than the starting level. The level of the Basket will be influenced by complex and interrelated political, economic, financial and other factors that affect the Basket Components and the securities composing the Basket Components. You should be willing to accept the downside risks associated with equities in general and each Basket Component in particular.

•	You Will Be Required To Recognize Taxable Income On The Notes Prior To Maturity — If you are a U.S. holder of a note, under our intended treatment of the notes, you will be required to recognize taxable interest income in each year that you hold the note, even though you will not receive any payment in respect of the note prior to maturity (or earlier sale, exchange or retirement). In addition, any gain you recognize will be treated as ordinary interest income rather than capital gain. You should review the section of this pricing supplement entitled “Tax Considerations.”

Risks Relating to the Issuer

•	The Notes Are Subject To The Credit Risk Of Barclays Bank PLC — The notes are unsecured and unsubordinated debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to an Index Basket due August 4, 2027

payment to be made on the notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the notes and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the notes.

•	You May Lose Some Or All Of Your Investment If Any U.K. Bail-In Power Is Exercised By The Relevant U.K. Resolution Authority — Notwithstanding and to the exclusion of any other term of the notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the notes (or the trustee on behalf of the holders of the notes), by acquiring the notes, each holder and beneficial owner of the notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the notes losing all or a part of the value of your investment in the notes or receiving a different security from the notes, which may be worth significantly less than the notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Basket Components

•	There Are Risks Associated With Investments In Securities Linked To The Value Of Non-U.S. Equity Securities In Non-U.S. Securities Markets With Respect To The SX5E Index, The TPX Index And The UKX Index — The equity securities composing the SX5E Index, the TPX Index and the UKX Index are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

•	The Notes Do Not Provide Direct Exposure To Fluctuations In Exchange Rates Between The U.S. Dollar And The Non-U.S. Currencies In Which The Securities Composing The SX5E Index, The TPX Index And The UKX Index Trade — The SX5E Index is composed of non-U.S. securities denominated in euros, the TPX Index is composed of non-U.S. securities denominated in yen and the UKX Index is composed of non-U.S. securities denominated in British pounds sterling. Because the levels of the SX5E Index, the TPX Index and the UKX Index are also calculated in those respective non-U.S. currencies (and not in U.S. dollars), the performance of the SX5E Index, the TPX Index and the UKX Index will not be adjusted for exchange rate fluctuations between the U.S. dollar and the applicable non-U.S. currency. In addition, any payments on the notes determined based in part on the performance of the SX5E Index, the TPX Index and the UKX Index will not be adjusted for exchange rate fluctuations between the U.S. dollar and the applicable non-U.S. currency. Therefore, holders of the notes will not benefit from any appreciation of those non-U.S. currencies relative to the U.S. dollar.

•	Each Basket Component Reflects The Price Return Of The Securities Composing That Basket Component, Not The Total Return — The return on the notes is based on the performance of a Basket composed of the Basket Components. The performance of each Basket Component reflects changes in the market prices of the securities composing that Basket Component. Each Basket Component is not a “total return” index that, in addition to reflecting those price returns, would also reflect dividends paid on the securities composing the applicable Basket Component. Accordingly, the return on the notes will not include such a total return feature.

•	We Cannot Control Actions Of Any Of The Unaffiliated Companies Whose Securities Are Included As Components Of The Basket Components — Actions by any company whose securities are components of a Basket Component may have an adverse effect on the price of its security, the closing level of such Basket Component on the calculation day and the value of the notes. These unaffiliated companies will not be involved in the offering of the notes and will have no obligations with respect to the notes, including any obligation to take our or your interests into consideration for any reason. These companies will not receive any of the proceeds of the offering of the notes and will not be responsible for,

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to an Index Basket due August 4, 2027

and will not have participated in, the determination of the timing of, prices for, or quantities of, the notes to be issued. These companies will not be involved with the administration, marketing or trading of the notes and will have no obligations with respect to any amounts to be paid to you on the notes.

•	We And Our Affiliates Have No Affiliation With The Sponsor Of Any Basket Component And Have Not Independently Verified Their Public Disclosure Of Information — We, our affiliates and WFS and its affiliates are not affiliated in any way with the sponsor of any Basket Component and have no ability to control or predict their actions, including any errors in or discontinuation of disclosure regarding the methods or policies relating to the calculation of the applicable Basket Component. We have derived the information about each Basket Component contained in this pricing supplement and the accompanying underlying supplement from publicly available information, without independent verification. You, as an investor in the notes, should make your own investigation into each Basket Component and the sponsor of each Basket Component. The sponsor of each Basket Component will not be involved in the offering of the notes made hereby in any way, and the index sponsors do not have any obligation to consider your interests as an owner of the notes in taking any actions that might affect the value of the notes.

•	Adjustments To The Basket Components Could Adversely Affect The Value Of The Notes And The Amount You Will Receive At Maturity — The sponsor of a Basket Component may add, delete, substitute or adjust the securities composing that Basket Component or make other methodological changes to that Basket Component that could affect its performance. The calculation agent will calculate the value to be used as the closing level of a Basket Component in the event of certain material changes in or modifications to that Basket Component. In addition, a sponsor of a Basket Component may also discontinue or suspend calculation or publication of that Basket Component at any time. Under these circumstances, the calculation agent may select a successor index that the calculation agent determines to be comparable to the discontinued Basket Component or, if no successor index is available, the calculation agent will determine the value to be used as the closing level of that Basket Component. Any of these actions could adversely affect the level of the relevant Basket Component and, consequently, the value of the notes. See “General Terms of the Notes—Certain Terms for Notes Linked to an Index—Adjustments to an Index” and “—Discontinuance of an Index” in the accompanying product supplement.

•	The Historical Performance Of The Basket Components Is Not An Indication Of Their Future Performance — The historical performance of the Basket Components should not be taken as an indication of the future performance of the Basket Components. It is impossible to predict whether the closing levels of the Basket Components will fall or rise during the term of the notes, in particular in the environment in the last several years, which has been characterized by volatility across a wide range of asset classes. Past fluctuations and trends in the levels of the Basket Components are not necessarily indicative of fluctuations or trends that may occur in the future.

Risks Relating to Conflicts of Interest

•	Potentially Inconsistent Research, Opinions Or Recommendations By Barclays Capital Inc., WFS Or Their Respective Affiliates — Barclays Capital Inc., WFS or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the notes or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by Barclays Capital Inc., WFA or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of each Basket Component and the merits of investing in the notes.

•	We, Our Affiliates And Any Other Agent And/Or Participating Dealer May Engage In Various Activities Or Make Determinations That Could Materially Affect Your Notes In Various Ways And Create Conflicts Of Interest — We, our affiliates, WFS and any dealer participating in the distribution of the notes (a “participating dealer”) may play a variety of roles in connection with the issuance of the notes, as described below. In performing these roles, our economic interests and the economic interests of our affiliates, WFS and any participating dealer are potentially adverse to your interests as an investor in the notes.

In connection with our normal business activities and in connection with hedging our obligations under the notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Basket Components or their components. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the notes. Participating dealers may also engage in such activities that may negatively impact the value of the notes.

In addition, the role played by Barclays Capital Inc., as the agent for the notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the notes and such compensation or financial benefit may serve as

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to an Index Basket due August 4, 2027

an incentive to sell the notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

Furthermore, if any dealer participating in the distribution of the notes or any of its affiliates conducts hedging activities for us in connection with the notes, that participating dealer or its affiliates will expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any selling concession and/or any fee that the participating dealer realizes for the sale of the notes to you. This additional projected profit may create a further incentive for the participating dealer to sell the notes to you.

In addition to the activities described above, Barclays Bank PLC will also act as the calculation agent for the notes. As calculation agent, we will determine any levels of the Basket Components and make any other determinations necessary to calculate any payments on the notes. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the level of a Basket Component is to be determined; if a Basket Component is discontinued or if the sponsor of a Basket Component fails to publish that Basket Component, selecting a successor index or, if no successor index is available, determining any value necessary to calculate any payments on the notes; and calculating the level of a Basket Component on any date of determination in the event of certain changes in or modifications to a Basket Component. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the notes, and any of these determinations may adversely affect any payments on the notes. Absent manifest error, all determinations of the calculation agent will be final and binding, without any liability on the part of the calculation agent. You will not be entitled to any compensation from Barclays Bank PLC for any loss suffered as a result of any determinations made by the calculation agent with respect to the notes.

Risks Relating to the Estimated Value of the Notes and the Secondary Market

•	The Notes Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Notes To Develop — The notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your notes to maturity.

•	The Value Of The Notes Prior To Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways — Structured notes, including the notes, can be thought of as securities that combine a debt instrument with one or more options or other derivative instruments. As a result, the factors that influence the values of debt instruments and options or other derivative instruments will also influence the terms and features of the notes at issuance and their value in the secondary market. Accordingly, in addition to the levels of the Basket Components on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Basket, the Basket Components and the components of each Basket Component;

•	the correlation (or lack of correlation) among the Basket Components;

•	the time to maturity of the notes;

•	the market prices of, and dividend rates on, the securities composing the Basket Components;

•	interest and yield rates in the market generally;

•	supply and demand for the notes;

•	a variety of economic, financial, political, regulatory and judicial events;

•	the exchange rates relative to the U.S. dollar with respect to each of the currencies in which the securities composing the SX5E Index, the TPX Index and the UKX Index trade; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•	The Estimated Value Of Your Notes Is Lower Than The Original Offering Price Of Your Notes — The estimated value of your notes on the pricing date is lower than the original offering price of your notes. The difference between the original offering price of your notes and the estimated value of the notes is a result of certain factors, such as any sales commissions, selling concessions, discounts, commissions or fees to be allowed or paid to Barclays Capital Inc., another affiliate of ours, WFS or its affiliates or other non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the notes, the estimated cost that we may incur in hedging our obligations under the notes, and estimated development and other costs that we may incur in connection with the notes.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to an Index Basket due August 4, 2027

•	The Estimated Value Of Your Notes Might Be Lower If Such Estimated Value Were Based On The Levels At Which Our Debt Securities Trade In The Secondary Market — The estimated value of your notes on the pricing date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value Of The Notes Is Based On Our Internal Pricing Models, Which May Prove To Be Inaccurate And May Be Different From The Pricing Models Of Other Financial Institutions — The estimated value of your notes on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the notes may not be consistent with those of other financial institutions that may be purchasers or sellers of notes in the secondary market. As a result, the secondary market price of your notes may be materially different from the estimated value of the notes determined by reference to our internal pricing models.

•	The Estimated Value Of Your Notes Is Not A Prediction Of The Prices At Which You May Sell Your Notes In The Secondary Market, If Any, And Such Secondary Market Prices, If Any, Will Likely Be Lower Than The Original Offering Price Of Your Notes And May Be Lower Than The Estimated Value Of Your Notes — The estimated value of the notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the notes. Further, as secondary market prices of your notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the notes such as fees, commissions, discounts, and the costs of hedging our obligations under the notes, secondary market prices of your notes will likely be lower than the original offering price of your notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your notes, and any sale prior to the stated maturity date could result in a substantial loss to you.

•	The Temporary Price At Which We May Initially Buy The Notes In The Secondary Market And The Value We May Initially Use For Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative Of Future Prices Of Your Notes — Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the notes in the secondary market (if Barclays Capital Inc. makes a market in the notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the notes on the pricing date, as well as the secondary market value of the notes, for a temporary period after the initial issue date of the notes. The price at which Barclays Capital Inc. may initially buy or sell the notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your notes.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to an Index Basket due August 4, 2027

Hypothetical Examples and Returns

The payout profile, return table and examples below illustrate the maturity payment amount for a $1,000 principal amount note on a hypothetical offering of notes under various scenarios, with the assumptions set forth in the table below. Terms used for purposes of these hypothetical examples do not represent the actual starting component level of any Basket Component or the actual ending level applicable to the notes. The actual maturity payment amount and resulting pre-tax total rate of return will depend on the actual terms of the notes. You should not take these examples as an indication or assurance of the expected performance of the notes. These examples are for purposes of illustration only. The values used in the examples may have been rounded for ease of analysis. The examples below do not take into account any tax consequences from investing in the notes.

Upside Participation Rate:	100%
Maximum Return:	18.00% of the principal amount or $180.00 per note
Starting Level:	100.00
Hypothetical Starting Component Level:	For each Basket Component, 100.00

The hypothetical starting component level of 100.00 for each Basket Component has been chosen for illustrative purposes only and does not represent the actual starting component level for any Basket Component. The actual starting component level for each Basket Component is set forth under “Terms of the Notes” above. The actual ending level will be based upon the closing levels of the Basket Components on the calculation day. For historical closing levels of the Basket Components and historical performance of the Basket, see the historical information set forth under the sections titled “The Basket,” “The Dow Jones Industrial Average®,” “The EURO STOXX 50® Index,” “The TOPIX® Index” and “The FTSE® 100 Index” below. We cannot predict the level of the Basket or the closing level of any Basket Component on any day during the term of the notes, including on the calculation day.

Hypothetical Payout Profile

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to an Index Basket due August 4, 2027

Hypothetical Returns

Hypothetical ending level	Hypothetical basket return	Hypothetical maturity payment amount per note	Hypothetical pre-tax total rate of return
175.00	75.00%	$1,180.00	18.00%
150.00	50.00%	$1,180.00	18.00%
140.00	40.00%	$1,180.00	18.00%
130.00	30.00%	$1,180.00	18.00%
120.00	20.00%	$1,180.00	18.00%
118.00	18.00%	$1,180.00	18.00%
110.00	10.00%	$1,100.00	10.00%
105.00	5.00%	$1,050.00	5.00%
102.50	2.50%	$1,025.00	2.50%
100.00	0.00%	$1,000.00	0.00%
97.50	-2.50%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
75.00	-25.00%	$1,000.00	0.00%
50.00	-50.00%	$1,000.00	0.00%
25.00	-75.00%	$1,000.00	0.00%
0.00	-100.00%	$1,000.00	0.00%

Hypothetical Examples

Example 1. Maturity payment amount is greater than the principal amount and reflects a return that is less than the maximum return:

	INDU Index	SX5E Index	TPX Index	UKX Index
Hypothetical starting component level:	100.00	100.00	100.00	100.00
Hypothetical ending component level:	130.00	80.00	120.00	90.00
Hypothetical component return:	30.00%	-20.00%	20.00%	-10.00%

Based on the component returns set forth above, the hypothetical ending level would equal:

100 × [1 + (25% × 30.00%) + (25% × -20.00%) + (25% × 20.00%) + (25% × -10.00%)] = 105.00

Therefore, the hypothetical ending level is 105.00, resulting in a basket return of 5.00%.

Because the hypothetical ending level is greater than the starting level, the maturity payment amount per note would be equal to the principal amount of $1,000 plus a positive return equal to the lesser of:

(i) $1,000 × basket return × upside participation rate

= $1,000 × 5.00% × 100%

= $50.00; and

(ii) the maximum return of $180.00

On the stated maturity date, you would receive $1,050.00 per note.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to an Index Basket due August 4, 2027

Example 2. Maturity payment amount is greater than the principal amount and reflects a return equal to the maximum return:

	INDU Index	SX5E Index	TPX Index	UKX Index
Hypothetical starting component level:	100.00	100.00	100.00	100.00
Hypothetical ending component level:	180.00	140.00	150.00	70.00
Hypothetical component return:	80.00%	40.00%	50.00%	70.00%

Based on the component returns set forth above, the hypothetical ending level would equal:

100 × [1 + (25% × 80.00%) + (25% × 40.00%) + (25% × 50.00%) + (25% × 70.00%)] = 160.00

Therefore, the hypothetical ending level is 160.00, resulting in a basket return of 60.00%.

Because the hypothetical ending level is greater than the starting level, the maturity payment amount per note would be equal to the principal amount of $1,000 plus a positive return equal to the lesser of:

(i) $1,000 × basket return × upside participation rate

= $1,000 × 60.00% × 100%

= $600.00; and

(ii) the maximum return of $180.00

On the stated maturity date, you would receive $1,180.00 per note, which is the maximum maturity payment amount.

Example 3. Maturity payment amount is equal to the principal amount:

	INDU Index	SX5E Index	TPX Index	UKX Index
Hypothetical starting component level:	100.00	100.00	100.00	100.00
Hypothetical ending component level:	50.00	25.00	40.00	35.00
Hypothetical component return:	-50.00%	-75.00%	-60.00%	-65.00%

Based on the component returns set forth above, the hypothetical ending level would equal:

100 × [1 + (25% × -50.00%) + 25% × -75.00%) + (25% × -60.00%) + (25% × -65.00%)] = 37.50

Therefore, the hypothetical ending level is 37.50, resulting in a basket return of -62.50%.

On the stated maturity date, you would receive $1,000.00 per note.

Because the hypothetical ending level is less than or equal to the starting level, the maturity payment amount per note would equal the principal amount. This example illustrates that the notes provide for the repayment of the principal amount at maturity even in scenarios in which the ending level of the basket declines significantly from the starting level (subject to issuer credit risk).

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to an Index Basket due August 4, 2027

Example 4. Maturity payment amount is equal to the principal amount:

	INDU Index	SX5E Index	TPX Index	UKX Index
Hypothetical starting component level:	100.00	100.00	100.00	100.00
Hypothetical ending component level:	150.00	20.00	10.00	160.00
Hypothetical component return:	50.00%	-80.00%	-90.00%	60.00%

Based on the component returns set forth above, the hypothetical ending level would equal:

100 × [1 + (25% × 50.00%) + (25% × -80.00%) + (25% × -90.00%) + (25% × 60.00%)] = 85.00

Therefore, the hypothetical ending level is 85.00, resulting in a basket return of -15.00%.

On the stated maturity date, you would receive $1,000.00 per note.

Because the hypothetical ending level is less than or equal to the starting level, the maturity payment amount per note would equal the principal amount. In this example, the significant decrease in one of the Basket Components has a significant impact on the ending level notwithstanding the percentage increase in another Basket Component.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to an Index Basket due August 4, 2027

The Basket

The notes are linked to an equally weighted basket consisting of the INDU Index, the SX5E Index, the TPX Index and the UKX Index. While historical information on the Basket does not exist for dates prior to the pricing date, the following graph sets forth the performance of the Basket from January 1, 2019 through October 30, 2024, assuming that, on January 1, 2019, the Basket was constructed with the specified weights for the Basket Components, the starting component levels were determined and the starting level was set equal to 100.

Historical Information

We obtained the closing levels of each Basket Component used to calculate the graph below from Bloomberg Professional® service (“Bloomberg”) without independent verification. The historical performance of the Basket should not be taken as an indication of the future performance of the Basket. Future performance of the Basket may differ significantly from historical performance, and no assurance can be given as to the level of the Basket during the term of the notes, including on the calculation day. We cannot give you assurance that the performance of the Basket will result in a payment at maturity in excess of the principal amount.

The performance of the Basket will reflect the performance of the Basket Components. See “Risk Factors—Correlation (Or Lack Of Correlation) Of Performances Among The Basket Components May Adversely Affect Your Return On The Notes, And Changes In The Levels Of The Basket Components May Offset Each Other” above.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to an Index Basket due August 4, 2027

The Dow Jones Industrial Average®

The INDU Index is a price-weighted index that seeks to measure the performance of 30 U.S. blue-chip companies. The INDU Index covers all industries with the exception of the transportation industry group and the utilities sector. For more information about the INDU Index, see “Indices—The Dow Jones Industrial Average®” in the accompanying underlying supplement.

Historical Information

We obtained the closing levels of the INDU Index displayed in the graph below from Bloomberg without independent verification. The historical performance of the INDU Index should not be taken as an indication of the future performance of the INDU Index. Future performance of the INDU Index may differ significantly from historical performance, and no assurance can be given as to the closing levels of the INDU Index during the term of the notes, including on the calculation day. We cannot give you assurance that the performance of the INDU Index will result in a payment at maturity in excess of the principal amount.

The following graph sets forth daily closing levels of the INDU Index for the period from January 1, 2019 to October 30, 2024. The closing level on October 30, 2024 was 42,141.54.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to an Index Basket due August 4, 2027

The EURO STOXX 50® Index

The SX5E Index is a free float market capitalization-weighted index composed of 50 of the largest stocks in terms of free float market capitalization traded on major Eurozone exchanges. For more information about the SX5E Index, see “Indices—The STOXX Benchmark Indices” in the accompanying underlying supplement.

Historical Information

We obtained the closing levels of the SX5E Index displayed in the graph below from Bloomberg without independent verification. The historical performance of the SX5E Index should not be taken as an indication of the future performance of the SX5E Index. Future performance of the SX5E Index may differ significantly from historical performance, and no assurance can be given as to the closing levels of the SX5E Index during the term of the notes, including on the calculation day. We cannot give you assurance that the performance of the SX5E Index will result in a payment at maturity in excess of the principal amount.

The following graph sets forth daily closing levels of the SX5E Index for the period from January 1, 2019 to October 30, 2024. The closing level on October 30, 2024 was 4,885.75.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to an Index Basket due August 4, 2027

The TOPIX® Index

The TPX Index is a free float-adjusted market capitalization-weighted index of common stocks listed on the Tokyo Stock Exchange covering an extensive portion of the Japanese stock market. For more information about the TPX Index, see “Indices—The TOPIX® Index” in the accompanying underlying supplement.

Historical Information

We obtained the closing levels of the TPX Index displayed in the graph below from Bloomberg without independent verification. The historical performance of the TPX Index should not be taken as an indication of the future performance of the TPX Index. Future performance of the TPX Index may differ significantly from historical performance, and no assurance can be given as to the closing levels of the TPX Index during the term of the notes, including on the calculation day. We cannot give you assurance that the performance of the TPX Index will result in a payment at maturity in excess of the principal amount.

The following graph sets forth daily closing levels of the TPX Index for the period from January 1, 2019 to October 30, 2024. The closing level on October 30, 2024 was 2,703.72.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to an Index Basket due August 4, 2027

The FTSE® 100 Index

The UKX Index measures the composite price performance of stocks of the 100 largest companies (determined on the basis of market capitalization) traded on the London Stock Exchange. For more information about the UKX Index, see “Indices—The FTSE® 100 Index” in the accompanying underlying supplement.

Historical Information

We obtained the closing levels of the UKX Index displayed in the graph below from Bloomberg without independent verification. The historical performance of the UKX Index should not be taken as an indication of the future performance of the UKX Index. Future performance of the UKX Index may differ significantly from historical performance, and no assurance can be given as to the closing levels of the UKX Index during the term of the notes, including on the calculation day. We cannot give you assurance that the performance of the UKX Index will result in a payment at maturity in excess of the principal amount.

The following graph sets forth daily closing levels of the UKX Index for the period from January 1, 2019 to October 30, 2024. The closing level on October 30, 2024 was 8,159.63.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to an Index Basket due August 4, 2027

Tax Considerations

There is uncertainty regarding the U.S. federal income tax consequences of an investment in the notes due to the lack of governing authority. You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Indebtedness for U.S. Federal Income Tax Purposes” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The discussion below applies to you only if you are an initial purchaser of the notes; if you are a secondary purchaser of the notes, the tax consequences to you may be different. In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the notes should be treated as debt instruments for U.S. federal income tax purposes. The remainder of this discussion assumes that this treatment is correct. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Based on current market conditions, we intend to treat the notes as “contingent payment debt instruments” for U.S. federal income tax purposes, as described under “—Contingent Payment Debt Instruments” in the accompanying prospectus supplement. The remainder of this discussion assumes that this treatment is correct.

Assuming that our treatment of the notes as contingent payment debt instruments is correct, regardless of your method of accounting for U.S. federal income tax purposes, you generally will be required to accrue taxable interest income in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, even though we will not be required to make any payment with respect to the notes prior to maturity. Upon a sale or exchange (including redemption at maturity), you generally will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and your adjusted tax basis in the notes. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations. Special rules may apply if the amount payable at maturity is treated as becoming fixed prior to maturity. You should consult your tax advisor concerning the application of these rules.

Our intended treatment of the notes as CPDIs will be binding on you, unless you properly disclose to the Internal Revenue Service (the “IRS” ) an alternative treatment. Also, the IRS may challenge the treatment of the notes as CPDIs. If the IRS successfully challenges the treatment of the notes as CPDIs, then the notes will be treated as debt instruments that are not CPDIs and, would require the accrual of original issue discount as ordinary interest income based on a yield to maturity higher than the comparable yield. Accordingly, under this treatment, your annual taxable income from (and adjusted tax basis in) the notes would be higher than if the notes were treated as CPDIs, and any loss recognized upon a disposition of the notes (including upon maturity) would be capital loss, the deductibility of which is subject to limitations. Accordingly, this alternative treatment could result in adverse tax consequences to you. The discussions herein and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b).

You should consult your tax advisor regarding the U.S. federal tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Non-U.S. holders. We do not believe that non-U.S. holders should be required to provide a Form W-8 in order to avoid 30% U.S. withholding tax with respect to the excess (if any) of the payment at maturity over the face amount of the notes, although the IRS could challenge this position. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our representation that the notes do not have a “delta of one” within the meaning of the regulations, our special tax counsel believes that these regulations should not apply to the notes with regard to non-U.S. holders, and we have determined to treat the notes as not being subject to Section 871(m). Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the notes.

Non-U.S. holders should also discuss with their tax advisors the estate tax consequences of investing in the notes.

The discussions in the preceding paragraphs, when read in combination with the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Indebtedness for U.S. Federal Income Tax Purposes” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of the notes.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to an Index Basket due August 4, 2027

Comparable Yield and Projected Payment Schedule

We have determined that the “comparable yield” for the notes is a rate of 4.72% per annum (compounded semi-annually). Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a single projected amount equal to $1,136.96 due at maturity.

The following table states the amount of taxable interest income (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a note) that will be deemed to have accrued with respect to a note for each accrual period based upon the comparable yield and projected payment schedule set forth above.

Accrual Period	Interest Deemed to Accrue During Accrual Period (per note)	Total Interest Deemed to Have Accrued from Original Issue Date (per note)
November 4, 2024 through December 31, 2024	$7.34	$7.34
January 1, 2025 through December 31, 2025	$48.16	$55.50
January 1, 2026 through December 31, 2026	$50.41	$105.91
January 1, 2027 through August 4, 2027	$31.05	$136.96

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual cash settlement amount that we will pay on the notes.

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity

Notes Linked to an Index Basket due August 4, 2027

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the notes offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or application giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of July 12, 2024, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on July 12, 2024, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP, dated July 12, 2024, which has been filed as an exhibit to the report on Form 6-K referred to above.